Exhibit 99.1

Soluna Appoints John Tunison as Chief Financial Officer

Tunison brings over 25 years of expertise fostering business expansion within the global energy sectors.

ALBANY, NY., April 3, 2024 — Soluna Holdings, Inc. (“SHI”, “Soluna” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications including Bitcoin mining and AI, announced the appointment of John Tunison as Chief Financial Officer (CFO). As CFO, Tunison will lead Soluna’s finance and accounting activities with a specific focus on strategy and capital allocation for Soluna’s growing pipeline of data centers co-located with renewable power plants.

Tunison possesses extensive expertise spanning over 25 years in managing finance operations and facilitating capital formation for companies operating within the global energy markets. Most recently, Tunison served as CFO of Verdant Specialty Solutions, an Open Gate Capital Portfolio Company.

John Belizaire, CEO of Soluna Holdings commented, “We are thrilled to welcome John to our team as Chief Financial Officer. His proven track record in financial leadership, particularly within the global energy sector, will be invaluable as we continue executing our vision of renewable computing infrastructure and expand our project pipeline.”

Tunison has held multiple leadership roles in energy and financing, including with Trussway, Velocys plc, Ascend Performance Materials, Univar, and Shell Oil Company. A former nuclear engineer and submarine officer with the US Navy, he also holds an M.B.A. in Finance from the University of Rhode Island and a bachelor’s degree in Political Science from the U.S. Naval Academy.

Commenting on his appointment, Tunison said, “I am excited to join Soluna at this pivotal moment in its growth trajectory. The intersection of renewable energy and high-performance computing presents immense opportunities, and I look forward to contributing to Soluna’s success in this space.”

Tunison begins on April 8, 2024, and will report to John Belizaire, CEO of Soluna Holdings, replacing David Michaels who served as interim Chief Financial Officer. Michaels will remain an independent member of Soluna’s Board of Directors following the transition period.

About Soluna Holdings, Inc (SLNH)

Soluna is on a mission to make renewable energy a global superpower using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions, and superior returns. To learn more visit solunacomputing.com. Follow us on X (formerly Twitter) at @SolunaHoldings.

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